Exhibit 10.35

TRUECAR, INC.

AMENDMENT TO SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Senior Executive Employment Agreement (the “Amendment”) is entered into as of March 18, 2016, (the “Effective Date”) by and between TrueCar, Inc. (the “Company”), and Brian Skutta (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company has retained the services of Executive on the terms and subject to the conditions set forth in that certain Senior Executive Employment Agreement entered into by the Parties as of February 16, 2016 the (“Agreement”); and

WHEREAS, the Parties mutually desire to amend the Agreement in the limited respects set forth herein while preserving each and every other term and condition of the Agreement except as expressly provided for in this Amendment;

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1. Prior Relocation Bonus Provision Stricken. Section 3(d) of the Agreement, entitled “Relocation Bonus” is hereby stricken in its entirety.

2. New Qualified Moving Expense Reimbursement Provision. A new Section 3(d) is hereby added to the Agreement, as follows:

(d)    Qualified Moving Expense Reimbursement. The Company will reimburse Executive an amount not to exceed $100,000 for “qualified moving expenses” as defined by the Internal Revenue Code and regulations and supporting IRS publications, including particularly but not limited to IRS Publication 521 (2015) and any updates thereto or substitutes therefor (the “IRS Literature”). Such payments will be made within sixty (60) days of the provision by Executive to the Company of adequate supporting documentation concerning the moving expenses actually incurred by Executive. The Company shall, upon review of such documentation, reasonably determine the amount of Executive’s submitted expenses that the Company believes fall within the scope of “qualified moving expenses” within the meaning of the IRS Literature, and the amount as so determined by the Company (the “Qualified Moving Expense Reimbursement”) shall be reimbursed to Executive and shall not be reduced for state or federal income or payroll tax withholding.

3. New Relocation Bonus Provision. A new Section 3(e) is hereby added to the Agreement, as follows:

(e)    The Company will pay Executive a one-time relocation bonus in the amount of the difference between $100,000 and the Qualified Moving Expense Reimbursement

(the “Relocation Bonus”). The Relocation Bonus will be payable in a lump sum within thirty (30) days of the payment to Executive of the Qualified Moving Expense Reimbursement. In addition, upon the same date, the Company will provide Executive (or pay directly to the applicable taxing authorities, as applicable) with a “gross-up payment” in an amount, determined by the Company, necessary to pay federal, state and local income and employment taxes incurred by Executive (i) arising from the Relocation Bonus, and (ii) arising from the payments made to Executive pursuant to this sentence. Any such gross-up payments will be calculated by the Company based on the withholding rates the Company has in effect for Executive at the time the Relocation Bonus is paid to Executive or, if different, on the total tax rate that the Company, after consultation with Executive, determines is likely to apply to Executive with respect to the Relocation Bonus, and the Company’s determination of the gross-up payment amount determined in accordance with the foregoing procedure will be final and binding. Notwithstanding the foregoing, in order to be eligible for any such Relocation Bonus or related gross-up payment, Executive must remain an employee on the date such Relocation Bonus and related gross-up payment is paid to Executive.

4.    Other Provisions Unchanged. Except as expressly provided by this Amendment, the Agreement remains in full force and effect as originally executed by the Parties.

5.    Counterparts. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TRUECAR, INC.

By: /s/ Emily Winkle
Title: SVP, People

EXECUTIVE:

/s/ Brian Skutta
Brian Skutta